Exhibit 99.1

                              BeiGene, Ltd.

BeiGene Presents Preliminary Phase 1/2 Clinical Data on PARP Inhibitor BGB-290 in Patients with Advanced Solid Tumors at the European Society for Medical Oncology 2017 Congress

CAMBRIDGE, Mass. and BEIJING, China, Sept.  08, 2017 (GLOBE NEWSWIRE) -- BeiGene, Ltd. (NASDAQ:BGNE), a commercial-stage biopharmaceutical company focused on developing and commercializing innovative molecularly targeted and immuno-oncology drugs for the treatment of cancer, today announced preliminary clinical data from an ongoing Phase 1/2 trial of its investigational PARP inhibitor BGB-290 in patients with advanced solid tumors at the European Society for Medical Oncology (ESMO) 2017 Congress in Madrid, Spain. The data are on display in a poster and are scheduled to be further reviewed during a poster discussion session. The clinical data suggest that BGB-290 was generally well tolerated in patients with advanced solid tumors, with an overall response rate of 33% in 39 evaluable patients with epithelial ovarian cancer (EOC) or other associated tumors and 43% in 23 patients with mutant BRCA status.

“BGB-290 continues to demonstrate promising anti-tumor activity in preliminary data from the Phase 1/2 trial.  Objective responses were observed, with three patients achieving a complete response among 39 evaluable patients with epithelial ovarian or associated cancers,” said Jason Lickliter,  MBBS FRACP, Chief Medical Officer of Nucleus Network, Melbourne, Australia and coordinating principal investigator of the trial.

“BGB-290 was generally well tolerated,  and all observed treatment-related adverse events were grade 3 or lower in severity. In addition to the trial from which data were presented at ESMO, we continue to enroll patients in our Phase 1 monotherapy trial in China and our global Phase 1 trial in combination with BGB-A317,  our PD-1 antibody. We  also recently initiated two global combination trials of BGB-290 with temozolomide

                              BeiGene, Ltd.

in solid tumors and with radiation and/or temozolomide in glioblastoma, respectively. We look forward to moving BGB-290 into late-stage development,” commented Amy Peterson, MD, Chief Medical Officer, Immuno-oncology at BeiGene.

Summary of Results from an Ongoing Phase 1/2 Trial

The multi-center, open-label Phase 1/2 trial of BGB-290 is being conducted in Australia in patients with advanced solid tumors. The Phase 1 dose-escalation and dose-finding component identified the recommended Phase 2 dose to be 60 mg twice daily (BID). Once-daily dosing will also be evaluated. The ongoing Phase 2 component has two parts: the first part is investigating the safety,  tolerability, and antitumor activity of BGB-290 in disease-specific dose-expansion cohorts, and the second part is investigating the effects of food on the pharmacokinetic profile of a single dose of BGB-290. Data presented at ESMO include patients from both the Phase 1 and 2 components of the trial.

As of June 1, 2017,  68 patients were enrolled in the trial,  with 45 patients in the Phase 1 component,  and 23 patients in the Phase 2 component,  including eight patients in the food effect sub-study.  The median duration of therapy for all patients was 79 days (range 1–926 days). At the time of the data cutoff, 20 patients remained on treatment.

The safety analysis suggested that BGB-290 was generally well tolerated in patients with advanced solid tumors. Adverse events (AEs) assessed to be related to treatment occurred in 78% of patients and were all grade 3 or lower in severity. The most common treatment-related AEs  (≥10% of patients) were nausea (56%), fatigue (40%), anemia  (25%), vomiting (21%), diarrhea (21%), decreased appetite (15%), and neutropenia or neutrophil count decrease (12%). Serious AEs (SAEs) occurred in 46% of patients,  and SAEs considered related to treatment and occurring in more than one patient included two cases each of nausea and anemia. Four patients discontinued treatment due to treatment-emergent AEs.  Four patients had a treatment-emergent AE with a fatal

                              BeiGene, Ltd.

outcome, none were assessed as related to treatment, all were associated with disease progression.

At the time of the data cutoff, the efficacy-evaluable population per RECIST 1.1 criteria (measurable disease at baseline and at least one post-baseline tumor assessment) included 39 patients with EOC or associated tumors (i.e., fallopian tube or primary peritoneal cancers). Among this group,  there were three confirmed complete responses (CRs),  10 confirmed partial responses (PRs), and 21 cases of stable disease (SD).  Of the 23 evaluable patients with EOC or other associated tumors known to be BRCA-mutated,  there were three CRs, seven PRs, and 10 cases of SD. Complete and partial responses were observed in patients known to be platinum-resistant as well as patients with platinum-sensitive disease.

About BGB-290

BGB-290 is a potent and highly selective inhibitor of PARP1 and PARP2 with pharmacological properties such as brain penetration and PARP–DNA complex trapping demonstrated in preclinical models. BGB-290 is currently in global clinical development as a monotherapy and in combination with other agents for a variety of solid tumor malignancies.

About BeiGene

BeiGene is a global, commercial-stage, research-based biotechnology company focused on molecularly targeted and immuno-oncology cancer therapeutics. With a team of over 600 employees in China, the United States, and Australia, BeiGene is advancing a pipeline consisting of novel oral small molecules and monoclonal antibodies for cancer. BeiGene is also working to create combination solutions aimed to have both a meaningful and lasting impact on cancer patients. BeiGene markets ABRAXANE® (paclitaxel protein-bound particles for injectable suspension) (albumin-bound), REVLIMID® (lenalidomide), and VIDAZA® (azacitidine) in China

                              BeiGene, Ltd.

under a license from Celgene Corporation.i

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding the encouraging clinical data of BGB-290 and our future development plans for BGB-290. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials; BeiGene's ability to achieve market acceptance in the medical community necessary for commercial success; BeiGene's ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene's reliance on third parties to conduct preclinical studies and clinical trials and manufacturing; BeiGene’s limited operating history and BeiGene's ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor/Media Contact

Lucy Li, Ph.D.

+1 781-801-1800

ir@beigene.com

media@beigene.com

                              BeiGene, Ltd.

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i ABRAXANE®, REVLIMID®, and VIDAZA® are registered trademarks of Celgene Corporation.